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                               OFFER TO EXCHANGE
                     UP TO 6,315,789 SHARES OF COMMON STOCK

                                       OF

                               RSTAR CORPORATION

                                      FOR

                                      CASH

                                      AND

                ORDINARY SHARES OF GILAT SATELLITE NETWORKS LTD.

        THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

           EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY,


             APRIL 30, 2002, UNLESS THE EXCHANGE OFFER IS EXTENDED.



                                                                  March 28, 2002


To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:


     This letter relates to the offer by rStar Corporation, a Delaware corporation ("rStar"), to exchange up to 6,315,789 shares of its common stock, $0.01 par value per share (the "rStar Common Stock"), for consideration per share of rStar Common Stock consisting of 0.0738 of an ordinary share of Gilat Satellite Networks Ltd., an Israeli corporation and a majority stockholder of rStar ("Gilat"), and cash consideration in an amount between $0.32 and $1.58, less any required withholding of taxes, net to the seller, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Exchange/Prospectus dated March 28, 2002 (as amended or supplemented, the "Offer to Exchange/Prospectus") and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Exchange Offer") enclosed herewith. The exact amount of the cash consideration will be determined pursuant to a formula described in the Offer to Exchange/Prospectus, which is based upon the average closing price of the Gilat ordinary shares over a period of time ending before the expiration of the Exchange Offer. Shares of rStar Common Stock held by Gilat and its corporate affiliates will not be tendered in the Exchange Offer.


     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of rStar Common Stock registered in your name or in the name of your nominee.

     The Exchange Offer is not conditioned on any minimum number of shares of rStar Common Stock being tendered. However, the Exchange Offer is subject to several conditions, as well as the proration provisions, which are described in the Offer to Exchange/Prospectus, and which you should review in detail.

     For your information and use, we are enclosing the following documents:


          1.  The Offer to Exchange/Prospectus dated March 28, 2002;


          2. The Letter of Transmittal to be used by holders of shares of rStar Common Stock in accepting the Exchange Offer and tendering shares of rStar Common Stock;

          3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for the shares of rStar Common Stock are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe (the "Exchange Agent") prior to the expiration date (as defined in "The Exchange Offer -- Basic Terms; Proration" of the Offer to Exchange/ Prospectus) or if the procedures for book-entry transfer through the Depository Trust Company ("DTC") cannot be completed by the expiration date;
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          4.  A printed form of letter which may be sent to your clients for whose accounts you hold shares of rStar Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding at variable rates on any payments made to such stockholder or other payee under the terms of the Exchange Offer; and

          6. A return envelope addressed to the Exchange Agent for your use only.


     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 30, 2002, UNLESS THE EXCHANGE OFFER IS EXTENDED.


     In all cases, issuance of Gilat ordinary shares and payment of cash for shares of rStar Common Stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of
(i) certificates evidencing such shares of rStar Common Stock (or a confirmation of a book-entry transfer of such shares of rStar Common Stock in the Exchange Agent's account at DTC), (ii) a properly completed and duly executed Letter of Transmittal, along with any required signatures, or in connection with a book entry transfer, an agent's message (as defined in the Offer to Exchange/Prospectus) instead of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

     If holders of shares of rStar Common Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents to the Exchange Agent prior to the expiration date or to complete the procedure for delivery by book-entry transfer prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures, a tender may be effected by following the guaranteed delivery procedures described in "The Exchange Offer -- Procedure for Tendering Shares of rStar Common
Stock -- Guaranteed Delivery" of the Offer to Exchange/Prospectus.

     Neither rStar, nor any officer, director, shareholder, agent or other representative of rStar or will pay any fees or commissions to any broker, dealer or other person (other than fees and commissions for the Information Agent and Exchange Agent as described in the Offer to Exchange/Prospectus which shall be paid by rStar and Gilat) in connection with soliciting tenders of shares of rStar Common Stock pursuant to the Exchange Offer. rStar and Gilat will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients whose shares of rStar Common Stock are held by you as a nominee or in a fiduciary capacity. rStar will pay or cause to be paid any stock transfer taxes on the shares exchanged pursuant to the Exchange Offer except as otherwise provided in Instruction 7 in the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at the address and telephones number set forth on the back of the Offer to Exchange/Prospectus.

                                          Very truly yours,

                                          Georgeson Shareholder

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF rSTAR OR GILAT, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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